MASTER LICENSE AND SERVICES AGREEMENT

THIS MASTER LICENSE AND SERVICES AGREEMENT (the "Agreement" or "MLSA") is made as of the 19th day of October 2019 (the "Effective Date").

BETWEEN:

Frélli Inc. a company incorporated under the laws of the State of Nevada, with its head office at 670 West Shepard Ln, Suite 102, Farmington, UT 84025 ("Frélli")

OF THE FIRST PART

and

Systemic Formulas, a company incorporated under the laws of Utah, having its head office at 1877 W 2800 S, Ogden, UT 84401 ("Customer").

OF THE SECOND PART

WHEREAS Frélli is in the business of Technology, as described and detailed in Schedule "A" to this Agreement (the "Licensed Products");

AND WHEREAS Customer wishes to license the Licensed Products for the Customer's own authorized, business purposes;

NOW THEREFORE in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties specifically covenant and agree as follows:

1. Definitions.

In this Agreement, the following words and phrases have the meaning set out below:

"Active SOWs" has the meaning given to it in Section 11.4 of this Agreement.

"Affiliate" means, in respect of a Party to this Agreement, a legal entity that: (a) owns and controls such Party, directly or indirectly, or (b) is owned and controlled, directly or indirectly, by such Party, or (c) is directly or indirectly under common ownership and control with such Party;

"Applicable Laws" means all applicable federal, provincial, state, municipal and local laws, statutes, by-laws, rules, orders (including court orders), decrees, ordinances, regulations and codes in effect from time to time and made or issued by governmental, legislative, administrative or regulatory authorities or agencies governed under the laws of Utah.

"Business Day" means Monday to Friday, inclusive, excluding weekends and statutory holidays observed in the state of Utah

"Change Request Form" means a change request form in a format which has been agreed to in writing by the Customer and Frélli;

"Confidential Information" has the meaning given to it in Section 8 of this Agreement.

"Deliverable" means any item (tangible or intangible) that is created as a result of the performance of any Services by Frelli, including Frélli's representatives and includes where applicable, the Licensed Products and any Documentation to be delivered hereunder or under any Statement of Work, including Pre-existing W.orks, and more generically also includes "Works";

"Documentation" means all documents (regardless of how embodied) that are related to or that are reasonably required to enable Customer to use or to obtain the benefit for commercial use with its customers, of any Licensed Products, other Deliverables or Services;

"Intellectual Property Rights" means all the intellectual property, industrial and other proprietary rights, protect or protectable, under the laws of United States of America, any foreign country or any sovereign state, nation state or federation of states thereof, including without limitation: (i) all trade names, trade dress, trademarks, service marks, logos, brand names and other identifiers; (ii) copyrights, moral rights (including rights of attribution and rights of integrity); (iii) all trade secrets, inventions, discoveries, devices, processes, designs, techniques, ideas, know-how and other confidential or proprietary information, whether or not reduced to practice; (iv) all domestic and foreign patent and the registrations, applications, renewals, extension and continuations (in whole or in part) thereof; and (v) all goodwill associated therewith and all rights and causes of action for infringement, misappropriation, misuse, dilution or unfair trade practices associated with items (i) through (iv) above;

"License" has the meaning given to it in Section 3.1 of this Agreement and detailed in SOW #101;

"Licensed Products" means the products listed in Schedule "A attached hereto, which may be added to by written amendment from time to time by the Parties herein;

"Non-Proprietary Information" has the meaning given to it in Section 8 of this Agreement;

"Personal Information" means information that is about an identifiable individual, including information that either Frélli or Customer can associate with, or relate back to, an identifiable individual;

"Pre-Existing Works" means any of Intellectual Property Rights owned by Frélli or any third party, and which were created prior to or other than pursuant to the performance of any Statement of Work or Services hereunder;

"Purposes" has the meaning given to it in Section 3.1 of this Agreement;

"Renewal Term" has the meaning given to it in Section 5 of this Agreement;

"Services" means the services that are required to be provided by Frélli for Customer in accordance with the relevant and applicable Statement of Work (and/or Change Request Form, as the case may be) for the project(s);

"Statement of Work" or "SOW" means any agreement made between the Frélli and the Customer, describing the specific Services to be provided by Frélli for the Customer, in accordance with the terms and conditions of this Agreement, and which may also include relevant and applicable attachments, such as documents outlining specifications and other information;

"Territory" means the United States of America; and Canada

"Works" means the Deliverables and Services, as outlined in Schedule A of this Agreement, where applicable and in· accordance with this Agreement and future Statement(s) of Work;

2.

Schedules.

The following Schedules  form a part of this Agreement:

2.1

"A" - Description and detail of Licensed Products;

3.

Grant of License.

3.1. License. In consideration of the payment of the applicable fees outlined in Schedule "A" attached hereto (the "License Fees"}, Frélli hereby grants to Customer non-exclusive, limited, revocable, paid-up and non-transferable license (the "License") authorizing Customer to use the Licensed Products in the Territory for Customer's own authorized territory, and for no other purpose, in accordance with the terms of this Agreement, and Schedule "A" and subject to any limitations, restrictions or requirements specified in this Agreement. The License granted is effective as of the Effective Date.

4. Services.

4.1

Future Statements of Work. Unless otherwise agreed by the Parties, any additional Services and Deliverables will be detailed in a numbered Statement of Work, and delivered directly through Frélli's employees and indirectly through its independent contractors and agents, as described in such Statements of Work as may be agreed upon between the Parties in writing from time to time. Once executed by both Parties each Statement of Work will be incorporated into and made subject to the terms and conditions of this Agreement.

4.2

Delivery. Frélli agrees to use commercially reasonable efforts to complete the Services in accordance with the delivery schedule specified in each SOW. Customer agrees that the Services and delivery timetable shall be adjusted to proportionately and reasonably reflect: (i) mutually agreed upon delays confirmed in writing by each Party; (ii) delays to the extent attributable to Customer's failure to: (A) respond to or answer any reasonable questions and inquiries of Frélli; or (B) provide Frélli with such information or data that is reasonably requested by Frélli and/or  necessary  for  the performance  of the Services; and (C} delays to the extent attributable to a request by Customer for changes, and consideration and potential implementation by Frélli, of any such requested change(s).

4.3

Customer Responsibilities. Customer shall provide Frélli with any and all of Customer's staff, office space, items and materials expressly specified in a SOW. Customer shall (only if and to the extent necessary) provide Frélli and its authorized personnel and agents with access to any Customer location or facility in accordance with any reasonable security procedures provided to Freiii in writing in advance of such access that are in effect at the time of such access for the purposes of enabling Frélli to perform the Services. At all times when Frélli is on Customer's premises, Frélli shall not interfere with Customer's regular business operations. Customer also agrees to  provide or make available all information reasonably required by Frélli to perform the Services. Frélli will not be liable for loss or damage or errors arising from reliance on any such information supplied by Customer or its staff or other representatives. Customer shall perform its obligations and responsibilities set out and described in a SOW, if any.

4.4

Customer Performance. The Parties each acknowledge and agree that Frélli's performance of the Services shall be conditional upon, and subject to, Customer's  performance  of its obligations hereunder (including any obligations  specified in a SOW), and that Frélli shall not be liable or responsible, in any manner or to  any extent, for any failure of Freiii  to  perform all, or any part of, Services to the extent that any such failure is caused by, due to or contributed to  by a failure  of Customer to perform its obligations.

5. Term.

5.1 Initial Term. This Agreement shall commence on the Effective Date and continue for a period of three (3) years from the Effective Date (the "Initial Term").

5.2 Automatic Renewal. Immediately following the expiry of the Initial Term, the Agreement will automatically renew for successive one (1) year periods (the "Renewal Terms", which, together with the Initial Term shall collectively be referred to as the "Term"), unless either Party provides the other Party with a notice in writing of its intent not to renew this Agreement at least sixty (60} days prior to the expiration of the then current Term.

6. Fees and Payment.

6.1

License Fees. Customer shall pay the License Fees and any applicable Statement of Work ("SOW") fees set out in Schedule "A" to this Agreement (the "License Fees") or any SOW, in addition to applicable sales and use taxes, which will be invoiced by Frélli on regular intervals (monthly), as appropriate.

6.2

Service Fees. Other than the Licensing Fees, fees for Serviices and expenses will be detailed within each agreed upon Statement of Work. Frellii will remit to Customer all invoices for Services in accordance with the terms of the applicable SOW.

6.3

Invoices. Customer will pay each invoice within thirty {30) calendar days of receiving such invoice. If Customer has failed to pay any invoices within thirty {30) days of their due date, such the unpaid portion of any such invoices shall bear interest from the due date to the date of payment at the rate of one percent {1.0%) per month (being 12% per annum) or the maximum interest rate permitted under Applicable Law if less, such interest to accrue from day to day and to be compounded on a monthly basis. If Customer has failed to pay any invoices within sixty {60) calendar days of their due date, such failure shall be deemed to be a material breach of the Agreement by Customer and in addition to any other remedies available to Frélli, Frélli shall be entitled, on five (5) days' written notice to Customer, to suspend, without liability, the provision of any Licensed Products or Services provided under this Agreement or any Statement of Work until such time as Customer has paid all undisputed outstanding amounts in full. Payment shall be made without any right of set-off or deduction. Except as provided for herein, all payments made pursuant to this Agreement or Statement of Work are non-refundable.

7. Intellectual Property.

The Licensed Products and any other content and materials provided by Frélli are protected by intellectual property and copyright laws of the United States and treaties worldwide. Customer acknowledges and agrees that all right, title and interest whatsoever, in and to the Licensed Products and Documentation (inclusive of all enhancements, changes, and modifications to same), including all Intellectual Property Rights and other proprietary rights therein is, and shall be, owned solely and exclusively by Frélli and/or its third-party suppliers and licensors. Nothing in this Agreement shall be deemed or construed to, assign, transfer or convey to or vest in Customer any title, rights or interest in or to any Intellectual Property Rights, including in or to the Licensed Products or Documentation, other than the rights specifically and expressly granted herein or as detailed in each individual SOW submitted for approval. Frélli reserves all rights not expressly granted to Customer hereunder. Unauthorized copying of the Licensed Products, proprietary technology, IP or Documentation is expressly forbidden and Customer may be held legally responsible for copyright infringement which is caused or encouraged by its failure or the failure to abide by the terms of this Agreement. The Licensed Products are marketed under certain registered and unregistered trademarks, which are the sole and exclusive property of Frélli. Customer acquires no interest in any such trademarks and shall not modify or remove such trademarks. Customer may not use any Freiii trademarks without the written consent of Frélli. Customer shall promptly provide Frélli with written notice of any use of, access to, disclosure of, reproduction, or transmission of any of the Licensed Products or Documentation that is in violation of the terms of this Agreement by any person of which it becomes aware. Any use of any information shall be subject to rules and regulations of the respective legal jurisdictions.

8. Confidentiality.

8.1

Confidential Information. "Confidential Information" means:

(i) for Customer: (a) software Customer provides to Frélli or to which Customer gives Frélli access; (b) information about Customer or any Customer Affiliate that Frélli receives, creates, processes, or stores for Licensed Products or Services or otherwise, including information about identifiable individuals, customers, marketing strategies, and use of technology; (c) Deliverables belonging to Customer under a Statement of Work; and (d) information marked confidential.

(ii) for Frélli: except for any Confidential Information of Customer, (a) the Licensed Products, Services and Documentation; and (iii) information marked confidential.

(iii) Generally: Confidential Information for a Party does not include information lawfully in the public domain, information the other party develops, or information a party lawfully obtains from another source.

8.2

Obligations. For Confidential Information of the other Party, each of Frélli and Customer will: (i) use it solely for the purpose for which it was provided; (ii) not disclose it to any party, except for employees, independent contractors and professional advisors if any of these have a need to knows; (iii) protect it with at least the same degree of care as it uses in protecting its own confidential information (but in any event, not less than with a reasonable standard of care); (iv) in protecting it, take precautions, including the use of encryption technology suitable for the storage and transmission of Confidential Information; and (v) not copy it without the other Party's approval. Before disclosing any Confidential Information of the other Party to any person (including employees and independent contractors), a Party will properly instruct such person about these obligations through a written agreement causing such person to comply with these obligations.

8.3

Return of Confidential Information. On the termination of this Agreement, and, for Confidential Information of Customer, after Frélli has performed its obligations under this Agreement, either Party may require the other Party to return immediately or, as that Party may direct, destroy all copies of its Confidential Information the other Party then has and certify that it has taken this step, except for copies the other Party must keep in accordance with Applicable Laws. In destroying Confidential Information of the other Party, each Party will use a secure and reliable process.

8.4

Compelled Disclosure. A Party may disclose Confidential Information of the other Party to comply with requests under legal or regulatory process, on the condition that: (i) it first notifies the other of the requests; (ii) gives the other Party a copy of the requests and of the Confidential Information to be disclosed; (iii) discloses only the Confidential Information it is required to disclose; and (iv) the other Party does not obtain a protective order, injunction or other appropriate remedy preventing that disclosure.

8.5

Use of Customer Name and Communication with Regulators. Frélli may not communicate with any regulator of Customer about the subject matter of this Agreement without Customer's approval.

9. Privacy

Each Party represents, warrants and covenants that it (i) does and shall comply at all times with the Privacy Laws and all other applicable data protection and privacy legislation; and (ii) has obtained the informed consent of the individuals whose Personal Information is being collected and/or used and/or disclosed, where appropriate.

10.

Limitation of Liability and Indemnity.

10.1 Exclusion for Indirect Losses. In no event shall Frélli or any of its Affiliates, directors, officers, employees, contractors, subcontractors, suppliers and agents be liable to Customer for any incidental, indirect, consequential, exemplary, special, aggravated or punitive loss or damages arising out of or in relation to this Agreement, including lost profits, lost revenues, failure to realize expected savings, business interruption or other commercial or economic loss or damages of any kind (and whether resulting from loss of or damage to data, data breaches, software or system failure or support failure), howsoever caused and even if Frélli has been advised of the possibility of such loss or damages. The exclusions of this Section shall apply regardless of the form of action or theory of liability, including for breach of contract, tort, negligence, by statute or otherwise, and shall survive a fundamental breach or breaches or the failure of the essential purpose of this Agreement and/or SOW or of any remedy contained herein or therein. The exclusions in this Section do not apply with respect to: (i) damages arising from a breach by either Party of Section 8 (Confidentiality); and (ii) damages arising from a breach by Customer of Frélli's Intellectual Property Rights in and to the Licensed Products or Services (and related materials and intellectual property).

10.2 Liability Cap

(i) Cap. The total aggregate liability of each Party, its Affiliates and their respective directors, officers, employees, contractors, subcontractors, and agents to the other Party arising out of or related to any of the Licensed Products or Services will in no event during the Term exceed the total fees paid by Customer to Frélli in respect of such Licensed Products or Services in the twelve (12) month period, the average monthly fee paid to date multiplied by twelve (12)) preceding months, the event giving rise to the claim (or the first claim, where there are multiple claims) in question.

(ii) Exceptions. The limitations in this Section do not apply with respect to:

(A)

each Party's indemnification obligations under Section 10.3;

(B)

damages arising from a breach by either Party of Section 8 (Confidentiality);and

(C)

damages arising from a breach by Customer of Frélli's Intellectual Property Rights in and to the Licensed Products or Services (and related materials and intellectual property).

10.3

Indemnity.

(i) By Customer. Customer agrees to indemnify and save harmless Frélli and any of its Affiliates, and their respective directors, officers, employees, contractors, subcontractors, suppliers and agents from and against any claim, demand or action, irrespective of the nature of the cause of the claim, demand or action, alleging loss, costs, expenses, damages or injuries (including injuries resulting in death) made by a third party arising out of or in connection with Customer's possession or use of the Licensed Products or Services in breach of the terms of this Agreement.

(ii) By Frélli. Frélli agrees to indemnify and save harmless Customer, its respective officers, employees and agents from and against any claim, demand or action, irrespective of the nature of the cause of the claim, demand or action, alleging loss, costs, expenses, damages or injuries (including injuries resulting in death) arising out of Customer's possession or use of the Licensed Products or Services, as delivered or provided in their original form by Frélli, that infringes on any third party's intellectual property rights.

11.

Termination

11.1 Termination for Breach. Subject to Section 11.2 of this Agreement, Customer may terminate this Agreement or any Statement of Work, without liability, cost or penalty and without prejudice to any other rights or remedies under this Agreement, upon notice provided by Customer to Frélli, in the event that Frélli: (i) fails to cure a breach of its obligations under this Agreement or any Statement of Work, as the case may be, or does not cease any conduct in violation of this Agreement or any Statement of Work, as the case may be, within sixty (60) days following written notice of such breach or violation from Customer; (ii) ceases to carry on business in the normal course, becomes or is declared insolvent or bankrupt, is subject to any proceeding relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes a general assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension or readjustment of all or substantially all of its obligations.

11.2

Effect of Termination.

(i) Termination of Statement of Work. Termination of any Statement of Work pursuant to Sections 11.1 of this  Agreement shall not, under any circumstances, terminate, or have the effect of terminating, this Agreement or the License, and: (a) shall not, in any way relieve, either Party of their respective obligations and liabilities under this Agreement, including, for the avoidance of doubt, Customer's obligation to pay all License Fees, or fees for Services, or any other expenses until the end of the then current Term of the Agreement or any other Statement of Work; and (b) shall not relieve either Party of their respective obligations and liabilities under such Statement of Work existing at or accruing to the date of termination of the Statement of Work.

(ii) Termination of Agreement. Termination of this Agreement shall not relieve either Party of their respective obligations and liabilities existing pursuant to this Agreement at or accruing to the date of termination nor relieve the Parties of their obligations of confidentiality and privacy which shall survive termination. Upon any termination of the Agreement, Freiii shall cease making available, and Customer shall cease all use of, the Licensed Products and Documentation and return or destroy the Documentation, and all copies thereof, in its possession or under its control. Freiii will have no obligation to maintain or provide Customer any Customer Data and shall have the option, unless legally prohibited, delete all Customer Data from its systems or otherwise in its possession or under its control; provided that the Parties agree that, to the extent that electronic records containing Customer Data or Confidential Information are retained as data or records for the purposes of backup, recovery, contingency planning or business continuity planning or are otherwise not accessible in the ordinary course of business, such data or records, to the extent not otherwise permanently deleted or overwritten in the ordinary course of business, shall not be accessed except as required for backup, recovery, contingency planning or business continuity purposes and, if restored or otherwise become accessible, will be permanently deleted forthwith. Any such Confidential Information held by a Party will remain subject to the terms hereof. Upon termination of this Agreement by either Party: (A) Freiii will promptly deliver to Customer, at Frélli's own expense, all information and materials in its possession or control that are the property of Customer; and (B) Customer will promptly deliver to Frélli, at Customer's own expense, all information and materials in its possession or control that are the property ofFrélli.

NO SECTION 11.3 IN ORIGINAL DOCUMENT

11.4 Impact on "Active" Statements of Work. Notwithstanding that this Agreement may be terminated or expire for any reason, in the event that there are one (1) or more Statements of Work that are on-going (hereinafter the "Active SOW(s)"), provided that the Customer elects not to terminate the Active SOW(s), this Agreement shall be extended to continue in full force and effect up to the completion of the Services to be provided for such Active SOW(s).

12.

Representations and Warranties.

12.1 By Frélli. Frélli represents and warrants that: (i) it is capable of performing this Agreement and this Agreement will be performed in a professional, prompt and diligent manner by individuals with suitable training, education, experience, and skill to provide the Licensed Products and Services; (ii) it will exercise in the performance of its obligations under this Agreement that standard of care and skill normally exercised by suppliers expert in the provision of similar services; (iii) the Licensed Products and Services will be free from material defects and will conform in all material respects to the Licensed Products and Services specifications set out in the applicable Schedule or Statement of Work; (iv) it has the requisite power and authority and all necessary rights and authorizations to execute, deliver and perform its obligations under this Agreement; (v) to its knowledge (A) it has all necessary rights to grant to Customer the rights, licenses and benefits set out in this Agreement, and (B) the execution, delivery and performance of this Agreement by Frélli is not limited or restricted by and does not violate any law or contract or the rights of any third party; and (vi) it will comply with all Applicable Laws in performing its obligations under this Agreement, including identifying and procuring permits, licenses, certifications, approvals and inspections required under such laws and if a claim of non-compliance by the Frélli with any Applicable Laws in connection with its performance of this Agreement occurs, Frélli will notify Customer of such claim within five (5) Business Days of being advised of such non-compliance.

12.2 By Customer. Customer represents and warrants that: (i) it has the requisite power and authority and all necessary rights and authorizations to execute, deliver and perform its obligations under this Agreement; (ii) to its knowledge (A) it has all necessary rights to grant to Frélli the rights, licenses and benefits set out in this Agreement, and (B) the execution, delivery and performance of this Agreement is not limited or restricted by and does not violate any Applicable Law or contract or the rights of any third party; (iii) it will comply with all Applicable Laws in performing its obligations under this Agreement, including identifying and procuring permits, licenses, certifications, approvals and inspections required under such laws and if a claim of non-compliance by Customer with any Applicable Laws in connection with its performance of this Agreement occurs, Customer will notify Frélli of such claim within five (5) Business Days of being advised of such non-compliance; and (iv) Customer utilizes industry recognized virus detection software and tools designed to identify and remove viruses, worms, programs or subroutines that are intended to cause interference with the efficient operation of  software  or  hardware, including hardware or software that is used by Customer in connection with, or to  communicate  with, the Licensed Products or Services, and if such a virus, worm, program or subroutine is introduced into any such Customer hardware  or software used by Customer to communicate with the Licensed Products or Services or in connection with the use of the Licensed Products or Services (a "Customer Virus Event") Customer shall use commercially reasonable efforts to remove same. Customer will use reasonable efforts to promptly notify Frélli of any Customer Virus Event.

12.3 Exclusions. EACH PARTY EXPRESSLY ACKNOWLEDGES AND AGREES THAT THERE ARE NO OTHER REPRESENTATIONS, WARRANTIES, COVENANTS OR CONDITIONS PROVIDED BY THE OTHER PARTY (INCLUDING WITH RESPECT TO Frélli, CONCERNING THE LICENSED PRODUCTS OR SERVICES (INCLUDING FUNCTIONALITY, PERFORMANCE, OPERATION OR USE BY CUSTOMER OR NON-INFRINGEMENT) AND ANY OTHER SERVICES, EXPRESS OR IMPLIED, ORAL OR WRITTEN, INCLUDING IMPLIED WARRANTIES OR CONDITIONS OF EFFECTIVENESS, COMPLETENESS, ACCURACY, MERCHANTABLE QUALITY OR FITNESS FOR A PARTICULAR PURPOSE, THAT THE OPERATION OF THE LICENSED PRODUCTS OR SERVICES WILL BE UNINTERRUPTED OR ERROR-FREE (OR THAT ALL ERRORS CAN OR WILL BE CORRECTED) OR WILL MEET CUSTOMER'S REQUIREMENTS AND THOSE ARISING BY STATUTE OR OTHERWISE IN LAW OR FROM A COURSE OF DEALING OR USAGE OF TRADE, ALL OF WHICH ARE EXPRESSLY DENIED AND DISCLAIMED TO THE MAXIMUM EXTENT PERMITTED BY LAW. NO ORAL OR WRITTEN ADVICE GIVEN BY Frélli OR ITS AGENTS OR EMPLOYEES IN RESPECT OF THE LICENSED PRODUCTS OR SERVICES CREATES A WARRANTY OR IN ANY WAY INCREASES Frélli's LIABILITY AND CUSTOMER MAY NOT RELY ON ANY SUCH INFORMATION OR ADVICE. ANY THIRD-PARTY PRODUCTS (E.G. DNA KITS) AND SERVICES SUPPLIED {I.E. LAB SEQUENCING) OR UTILIZED ARE PROVIDED "AS IS" WITHOUT ANY REPRESENTATIONS, WARRANTIES, COVENANTS OR CONDITIONS OF ANY KIND OR NATURE WHATSOEVER.

13.1 General

13.1

Assignment and Enurement. This Agreement shall be binding upon and shall enure to the benefit of the undersigned Parties and their respective successors and permitted assigns. Neither Party may assign this Agreement, or sublicense, assign or delegate any right or duty hereunder, without the prior written consent of the other; except that Frélli may assign this Agreement to its Affiliates, subsidiaries or successors to substantially all of Frélli's assets pertaining to the subject matter of this Agreement, or in connection with any merger, sale of assets or other reorganization transaction.

13.2 Force Majeure. No failure or omission by either Party in the performance of any obligation under this Agreement shall be deemed a breach of this Agreement or create any liability if the same arises on account of force majeure, which term shall include any event or cause beyond the control of either Party, as the case may be, including but not restricted to acts of God, fire, flooding, acts or omissions of any government, or agency thereof, rebellion, insurrection, riot, sabotage, invasion, quarantine, restrictions, strike, lock out and transportation embargoes, provided that the Party relying on this Section shall forthwith after any such event give written notice to the other Party of its inability to perform such obligation and the reasons therefore. If force majeure continues for a period of more than three (3) months, without the parties hereto being able to develop an alternative satisfactory arrangement, then either party has the option of immediately terminating this Agreement.

13.3 Currency. Unless otherwise specifically provided herein, all amounts expressed or described hereunder are in U.S. Dollars (USD).

13.4 Governing Law. This Agreement will be exclusively governed in accordance with the laws of the State of Utah, and the federal laws of the United States applicable therein, without regard to principles of conflict of laws that would impose a law of another jurisdiction. The Parties irrevocably and unconditionally attorn to the exclusive jurisdiction of the courts of the state of Utah.

13.5 Publicity. Neither Party will at any time use the name, trade-marks or trade names of the other Party in any advertising or publicity without the other Party's prior written consent; provided that, within ninety {90) days of the Effective Date of this Agreement, Frélli shall be entitled to identify in press releases and printed marketing materials (including on Frélli's web site), and in language to be approved by Customer, the fact that Customer (and any of its applicable authorized Affiliates) is a client of Frélli, including by using Customer's logo on such materials.

13.6 Severability. In the event that any provision in this Agreement is held to be invalid by a court of competent jurisdiction, then that provision will be enforced to the extent permissible, and all other provisions will remain in effect and are enforceable.

13.7 Waiver. No waiver of any part of this Agreement will be deemed to be a waiver of any other provision in this Agreement. No term of this Agreement will be deemed to be waived by reason of any previous failure to enforce it. No term of this Agreement may be waived except in writing signed by the Party waiving enforcement.

13.8 Precedence. In the case of any conflict or inconsistency between any of the following documents, such documents shall be interpreted in accordance with the following order of priority: (i) this Agreement and the Schedules attached hereto; and(ii) the Statements of Work made in accordance with this Agreement.

13.9 Independent Contractors. The relationship between Frélli and Customer is that of independent contractors, and this Agreement will not establish any relationship of partnership, joint venture, employment, franchise or agency between them. Neither Customer nor Frélli will have the power to bind the other or incur obligations on the other's behalf without the prior written consent, except as otherwise expressly  provided herein. Nothing whatsoever  contained  herein shall give or is intended to give any rights of any kind to any third party.

13.10. Notices. Any notice required or permitted hereunder shall be given by registered mail, personal delivery, facsimile or other form of electronic communication (provided in the latter case that receipt is acknowledged) to the Parties as follows:

if to Freiii, at:

Frélli Inc

670 West Shepard Ln., Suite 101

Ogden, UT 84025

if to Customer, at:

Systemic Formulas, 1877 W 2800 S

Ogden UT 84401

Notices given by registered mail shall be deemed to have been given five (5) business days following the date of mailing and notices given by personal delivery, facsimile, electronic mail or other form of electronic communication shall be deemed to have been given on the date of delivery or transmission, as the case may be, unless such delivery or transmission occurs following normal business hours in the location of the recipient in which case such notice shall be deemed to have been given on the next succeeding business day. Either Party may change its address for service by means of notice to the other in the manner specified above.

13.11 Inconsistencies and Headings. In the event of any inconsistencies or conflicts between the terms of the main body of this Agreement and the terms of any Schedules or Statements of Work attached hereto, the terms of the main body of this Agreement will prevail, unless otherwise specifically stated in a Schedule or Statement of Work. The headings contained in this Agreement are for convenience of reference only and will not affect the construction or interpretation of this Agreement.

13.12. Further Assurances. Each Party will from time to time and at all times do such further acts and execute and deliver  such further documents as may be reasonably required in order to evidence, carry out and give full effect to the terms, conditions, intent and meaning of this Agreement.

13.13 Survival. Any provisions of this Agreement which expressly or by their nature are intended to survive termination of this Agreement, including defined terms and the sections titled: Fees and Payment; Representations and Warranties; Independent Contractors; Confidentiality; Privacy; Protection of Personal Information; Intellectual Property; Limitation of Liability and Indemnity; Termination; and Notices will continue in full force and effect subsequent to and notwithstanding such termination, until such provisions are satisfied or by their nature expire.

0.14.

14. Entire Agreement and Amendment. This Agreement including all the attached Schedules and all other documents incorporated herein by reference constitutes the complete and exclusive agreement between the Parties with respect to the subject matter hereof and supersedes and replaces any and all prior or contemporaneous discussions, negotiations, understandings and agreements, written and oral, regarding such subject matter. Except as expressly set out in this Agreement, this Agreement may be changed only by a written document signed by the authorized representatives of the Customer and the Frélli.

15. Counterparts. The Parties hereto agree that this Agreement may be executed in several counterparts, each of which together shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by scanning and sending by electronic mail ("e-mail" in a "pdf' data file format or other similar scanned file format) said e-mail delivery of such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or scanned e-mail signature page were an original thereof, and each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument and it is agreed that reproduction of signatures by way of facsimile or scanned e-mail will be treated as though such reproductions were executed originals.

Signatures

Below are the signatures of those individuals whom have LEGAL BINDING AUTHORITY for Frélli and Customer. Once fully executed, this contract is then bound.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

Frélli Inc.

Systemic Formulas

/s/ Ian Jenkins

/s/ Dr. Shayne Morris

Ian Jenkins

Shayne Morris

President and CEO

CEO

Schedule "A": Frélli Licensed Products

Frélli. Inc.

Frélli, Inc. is a biotech company that has created and offers a package of products and services for the gathering of human genome DNA, sequencing of that DNA, alignment and processing of that DNA sequence through Frélli's proprietary Artificial Intelligence (Al) to provide a specific end result report to Customer and their customers. The standard final report would include specific health, wellness, exercise, sleep and stress management recommendations for each individual whose DNA was processed, to improve their health and wellness, and to offer them reasonable recommendations to improve their health and wellness.

Frélli Offering to Customer

Uniquely for Customer under their Licensing Agreement, and in return for their Licensing fee paid, will deliver to Customer for use with their customers a branded and customized DNA interpretation using its Patent Pending Al, Navii, a set of recommendations for their health and wellness, further customized to align Frélli recommendations with Customer products to ensure Customer can enhance their customer relationship by uniquely offering a way to learn more about their own DNA, their health and wellness and how Customer specific products will best help them achieve optimal health and wellness condition.

Frélli can not offer health or medical advice directly to any of the Customer's customers, but our DNA Kit package will provide them with a unique advantage and brand differentiator that will help set Customer and their products apart form competitive providers.

Once Frélli has received the individual's DNA kit at the Frélli designated lab, their individualized and customized DNA report will be pushed to them to review via an email "push" sent by Frélli or Customer. As part of the reveal to the customer their individual and customized health and wellness recommendations from Frélli, including specific brand products offered by Customer to aid in optimizing their health and wellness, the individual will complete purchases on platform with transparency to both parties, including dual access by both parties.

All aspects of this transaction and engagement will be Frélli branded.

Interface, Product integration & Support

Frélli will work directly with Customer technology, website and product management to upload specifics about the User Interface, specific products to be offered with DNA Kit Package results and revenue reporting model. Frélli will provide Customer Support directly to Customer and their agents/employees, but not directly to end user. That is the responsibility of the Customer.

Any other structure and operational specifics will be created directly with Customer and their team with the  Frélli  organization.

Annual License Fee

Customer will pay Frélli an $10,000 annual license fee for its technology. It is agreed that the first year's fee will be waived.

DNA Interpretation Pricing

Frélli will assess a $39/kit pricing to Customer for the bioinformatic interpretation. Fees will be billed twice a month based on the number of kits processed by Frélli during the billing period.

Revenue Share with Customer

Customer agrees to a 10% revenue share with Frélli on all Customer sales that come through the agreed upon consumer portal. To cover all Customer products sold to their customers as a result of them having received their DNA Kit Package health and wellness results, aligned specifically to Customer products, where applicable and legal.

Product Integration Customization

If Customer elects to have Freiii host additional products integrated within the consumer/individual final DNA results report, allied to what aligns with their specified areas of health concerns (i.e. pain, sleep, stress, weight,...), Frélli requires a technology integration fee for each additional SKUs requested, which will be determined at that time. It is estimated that the integration fee will be $1,000 - $1,500 per SKU, but may vary.

Customer will coordinate with Frélli's technology and web teams to properly secure all imagery, product descriptions and pricing structure. All revenue share on sales of these products is defined above.